As filed with the Securities and Exchange Commission on June 25, 2021.

Registration No. 333-256769

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xometry, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7389	32-0415449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7529 Standish Place

Suite 200

Derwood, MD 20855

(240) 335-7914

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Randolph Altschuler

Chief Executive Officer

Xometry, Inc.

7529 Standish Place

Suite 200

Derwood, MD 20855

(240) 335-7914

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Blanchard David Peinsipp Michael R. Lincoln Derek O. Colla Cooley LLP 1299 Pennsylvania Ave. NW Suite 700 Washington, DC 20004-2400 (202) 842-7800	James Rallo Laurence Zuriff Kristie Scott Xometry, Inc. 7529 Standish Place Suite 200 Derwood, MD 20855 (240) 335-7914	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Xometry, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1, as amended (Registration No. 333-256769) (the “Registration Statement”), for the sole purpose of filing certain exhibits to the Registration Statement, as indicated in Item 16 of Part II of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Xometry,” the “company,” “we,” “our,” “us” or similar terms refer to Xometry, Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

SEC registration fee	$36,229
FINRA filing fee	50,309
Exchange listing fee	235,000
Printing and engraving expenses	295,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,000,000
Custodian transfer agent and registrar fees	4,500
Miscellaneous	378,962

Total	$4,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Xometry, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Xometry, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Xometry, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2018 through June 25, 2021:

(1)	Option issuances.

We have granted under our 2016 Plan options to purchase an aggregate of 5,205,952 shares of our common stock to a total of 593 employees, consultants and directors, having exercise prices ranging from $1.65 to $12.32 per share. 1,661,899 of such options granted under the 2016 Plan have been exercised at a weighted-average exercise price of approximately $1.39 per share.

(2)	Preferred Stock Issuances.

In July 2020, we sold an aggregate of 1,136,622 shares of Series A-2 Preferred Stock at a purchase price of $9.576 per share, 390,152 shares of Series B Preferred Stock at a purchase price of $9.576 per share, 255,285 shares of Series C Preferred Stock at a purchase price of $9.576 per share, 150,168 shares of Series C Preferred Stock at a purchase price of $10.011 per share, 149,838 shares of Series D Preferred Stock at a purchase price of $9.576 per share, 164,821 shares of Series D Preferred Stock at a purchase price of $10.011 per share, and 2,275,759 shares of Series E Preferred Stock at a purchase price of $13.622 per share, for an aggregate purchase price of approximately $52,653,589.65.

In May 2019, we sold an aggregate of 5,494,064 shares of Series D Preferred Stock at a purchase price of $10.0108 per share, for an aggregate purchase price of approximately $54,999,975.96.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of Xometry, Inc., as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Xometry, Inc., to be in effect on the completion of the offering.

3.3*	Amended and Restated Bylaws of Xometry, Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Xometry, Inc., to be in effect on the completion of the offering.

4.1	Form of Class A Common Stock Certificate.

5.1	Opinion of Cooley LLP.

10.1*	Seventh Amended and Restated Investor Rights Agreement, dated July 17, 2020.

10.2+*	Xometry, Inc. 2016 Equity Incentive Plan.

10.3+*	Xometry, Inc. Amendment No. 1 to 2016 Equity Incentive Plan.

10.4+*	Xometry, Inc. Amendment No. 2 to 2016 Equity Incentive Plan.

10.5+*	Xometry, Inc. Amendment No. 3 to 2016 Equity Incentive Plan.

10.6+*	Xometry, Inc. Amendment No. 4 to 2016 Equity Incentive Plan.

10.7+*	Xometry, Inc. Amendment No. 5 to 2016 Equity Incentive Plan.

10.8+*	Forms of grant notice, stock option agreement, and notice of exercise under the Xometry, Inc. 2016 Equity Incentive Plan.

10.9+*	Xometry, Inc. 2021 Equity Incentive Plan.

10.10+	Forms of grant notice, stock option agreement and notice of exercise under the Xometry, Inc. 2021 Equity Incentive Plan.

10.11+	Forms of restricted stock unit grant notice and award agreement under the Xometry, Inc. 2021 Equity Incentive Plan.

10.12+	Amended and Restated Employment Agreement by and between Xometry, Inc. and Randolph Altschuler, to be in effect on the completion of the offering.

10.13+	Amended and Restated Employment Agreement by and between Xometry, Inc. and James Rallo, to be in effect on the completion of the offering.

10.14+	Amended and Restated Employment Agreement by and between Xometry, Inc. and Peter Goguen, to be in effect on the completion of the offering.

10.15+*	Form of Indemnification Agreement entered into by and between Xometry, Inc. and each director and executive officer.

10.16+*	Nextline Manufacturing Corp. 2014 Stock Option Plan.

10.17+*	Form of Stock Option Agreement to Nextline Manufacturing Corp. 2014 Stock Option Plan.

10.18*	Form of Exchange Agreement by and among Xometry, Inc., Randolph Altschuler and Laurence Zuriff.

21.1*	List of Subsidiaries of Xometry, Inc.

Exhibit Number	Description

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on page II-6).

99.1*	Consent of Ranjana Clark, as director nominee.

*	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on June 25, 2021.

XOMETRY, INC.

By:	/s/ Randolph Altschuler
Name:	Randolph Altschuler
Title:	Co-Founder, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randolph Altschuler Randolph Altschuler	Chief Executive Officer, Co-Founder and Director (Principal Executive Officer)	June 25, 2021

/s/ James Rallo James Rallo	Chief Financial Officer (Principal Accounting Officer)	June 25, 2021

* Laurence Zuriff	Chief Strategy Officer, Co-Founder and Director	June 25, 2021

* George Hornig	Chairman and Director	June 25, 2021

* Emily Rollins	Director	June 25, 2021

* Deborah Bial	Director	June 25, 2021

* Craig Driscoll	Director	June 25, 2021

* Fabio Rosati	Director	June 25, 2021

* Katharine Weymouth	Director	June 25, 2021

*By:	Randolph Altschuler
Attorney-in-Fact